CONE MILLS CORPORATION                 Exhibit 12.1
                 Ratio of Earnings to Fixed Charges Computation

                                                  First Six Months
                                              --------------------------
                                                    2000         1999         1999         1998        1997       1996     1995
                                              -----------------------------------------------------------------------------------
Operating Income (Loss) per Statements            $ 10,846     $ (8,361)   $ (16,544)    $ (7,655)  $ (8,329)  $ 12,823  $ 35,424
                                              ------------------------------------------------------------------------------------

Interest Income                                        642          876        1,529        2,777      2,486        586       563
Interest Expense                                   (11,230)      (6,935)     (14,999)     (14,446)   (13,716)   (15,039)  (14,730)
Interest Exp-Hedge Act.-Debentures                    (214)        (214)        (427)        (427)      (427)      (427)     (338)
Interest Exp-Amortization of Discount                   (8)          (8)         (17)         (17)       (17)       (17)      (13)
                                              ------------------------------------------------------------------------------------
                                                   (10,810)      (6,281)     (13,914)     (12,113)   (11,674)   (14,897)  (14,518)
                                              ------------------------------------------------------------------------------------
Income (Loss) before Income Tax Benefit, Equity
  in Earnings of Unconsolidated Affiliate and
  Cumulative Effect of Accounting Change                36      (14,642)     (30,458)     (19,768)   (20,003)    (2,074)   20,906
                                              ------------------------------------------------------------------------------------
Fixed Charges:
  Interest Expense                                  11,230        6,935       14,999       14,446     13,716     15,039    14,730
  Interest Exp-Hedge Act.-Debentures                   214          214          427          427        427        427       338
  Interest Exp-Amortization of Discount                  8            8           17           17         17         17        13
  Interest portion of rental expense                 1,224          943        2,292        1,997      1,952      2,493     2,478
                                              ------------------------------------------------------------------------------------
  Total Fixed Charges                               12,676        8,100       17,735       16,887     16,112     17,976    17,559
                                              ------------------------------------------------------------------------------------
  Earnings Available for Fixed Charge Coverage    $ 12,712     $ (6,542)   $ (12,723)    $ (2,881)  $ (3,891)  $ 15,902  $ 38,465
                                              ====================================================================================
  Ratio of Earnings to Fixed Charges                  1.00        (0.81)       (0.72)       (0.17)     (0.24)      0.88      2.19
                                              ====================================================================================
Fixed Charges (Pro Forma):
  Total Fixed Charges                             $ 12,676                  $ 17,735
  Interest Exp-Debentures 2005                      (4,063)                   (8,125)
  Interest Exp-Hedge Act.-Debentures                  (214)                     (427)
  Interest Exp-Amortization of Discount                 (8)                      (17)

  Interest Exp-Debentures 11%                        4,675                     9,350
                                              -------------             -------------
  Pro Forma Fixed Charges                         $ 13,066                  $ 18,516
                                              =============             =============
  Earnings Available for Fixed Charge Coverage    $ 13,102                 $ (11,942)
                                              =============             =============
  Ratio of Earnings to Fixed Charges                  1.00                     (0.64)
                                              =============             =============

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Deficiency of Earnings to Cover Fixed Charges                  $ 14,642     $ 30,458     $ 19,768   $ 20,003    $ 2,074
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

(1) Assumes exchange of the 8-1/8% Debentures for 3.35 million shares of Common Stock and $85 million in 11% Secured Subordinated Debentures.